Shore Bancshares Announces Resignation of Board of Director John H. Wilson

EASTON, Md., Jan. 6, 2020 /PRNewswire/ -- Shore Bancshares, Inc. (the "Company") (NASDAQ:SHBI) announced today that John H. Wilson, one of its distinguished board members resigned on January 3, 2020, made effective as of January 1, 2020.

Lloyd L. "Scott" Beatty, Jr., President and Chief Executive Officer stated, "We are saddened by the recent announcement of Mr. Wilson's retirement from the board due to personal reasons. He has been a long-standing member of our board and remains a well-known business leader in the Eastern Shore community." Frank E. Mason, III, Chairman of the Board, commented, "Mr. Wilson has served on our Board for the past 10 years and his insight and experience will be sorely missed. We thank Mr. Wilson for his dedication and commitment to serving on our board and our community of customers."

Shore Bancshares Information
Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank. Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: Lloyd L. "Scott" Beatty, Jr. President and Chief Executive Officer, 410-763-7800